UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 2, 2026

MDB Capital Holdings, LLC

(Exact name of registrant as specified in its charter)

Delaware	001-41751	87-4366624
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

14135 Midway Road, Suite G-150

Addison, TX 75001

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (945) 262-9010

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Shares, representing Limited Liability Interests	MDBH	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Director – Jeb Terry

Effective February 1, 2026, the Board of Directors (the “Board”) of MDB Capital Holdings, LLC (the “Company”) appointed Mr. Jeb Terry Sr., age 73, as an independent director. Mr. Terry will also serve as a member of the audit committee of the Board. Mr. Terry’s initial term as a director will expire on the date of the Company’s next annual meeting of stockholders and until his successor shall be elected and qualified or until his earlier death, resignation, retirement, disqualification or removal.

Mr. Terry is a seasoned investor with more than 20 years of expertise in microcap medical and biotechnology companies, where he has consistently identified and capitalized on high-potential opportunities in this dynamic and innovation-driven sector. Drawing on a career spanning venture capital, leveraged buyouts, emerging international markets, and public equities, Mr. Terry brings a multifaceted perspective to investment decision-making.

Since January 1, 2026, Mr. Terry has managed his personal family office and is also currently managing the Wilson Foundation since December 2015. Previously, Mr. Terry founded and served as President of Aberdeen Investment Management LLC from September 2010 through December 31, 2025, where he led investment strategy and portfolio management with a sharp focus on undervalued microcap opportunities in life sciences. Prior to founding Aberdeen Investment Management, Mr. Terry held senior roles at a top-20 commercial bank, advised ultra-high-net-worth family offices, and worked within a bulge-bracket investment bank. Mr. Terry was a principal in venture capital and private equity and founded and managed a hedge fund specializing in dynamic hedging strategies for concentrated public holdings on behalf of large family office clients.

Mr. Terry holds an MBA from Columbia Business School and a BBA from Southern Methodist University.

The Board has determined that Mr. Terry qualifies as an independent director under the corporate governance standards of Nasdaq, and that there are no arrangements or understandings between Mr. Terry and any other person pursuant to which he was elected as a director. There are no transactions in which Mr. Terry has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Mr. Terry was appointed to be a member of the Board due to his education and extensive experience as an RIA, investing in small capital companies, and sourcing investment opportunities for Public Ventures, LLC. Mr. Terry is also determined by reason of is extensive investment experience and business operational experience to be a “financial expert.”

As compensation for his service on the Board and any committees thereof, Mr. Terry will receive an annual cash payment of $50,000, and an option award under the Company’s 2022 Equity Incentive Plan to acquire up to 100,000 Class A Shares, of which 20,000 of the Class A shares vest on the first anniversary of the grant date, then 5,000 of the Class A shares vest at the end of each 3 months thereafter, provided that Mr. Terry is in the position of the directorship through and on the date(s) of vesting. Mr. Terry will be reimbursed usual and reasonable expenses incurred in the performance of his duties as a director. The Class A Shares will be subject to the clawback policy of the Company.

Resignation of Susanne Meline

Effective February 1, 2026, after serving on the Board for many years, Ms. Meline has offered her resignation from the Board as she begins to pursue her general retirement, which was accepted by the Board with much regret and heartfelt thanks.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Name of Exhibit

104	Cover Page Interactive Data File (embedded within the inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 2, 2026	MDB Capital Holdings, LLC

	By	/s/ Mo Hayat
Mo Hayat
Head of Corporate Development and Chief Legal Officer